UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

Hasbro, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island	02862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On January 25, 2011, Hasbro, Inc. (the “Company”) entered into Commercial Paper Dealer Agreements (collectively the “Dealer Agreements”) with each of Citigroup Global Markets Inc. (“Citigroup”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), a Commercial Paper Issuing and Paying Agent Agreement (the “Paying Agent Agreement”) with Citibank, N.A. (“Citibank”), and related documents, in connection with the establishment of a commercial paper program.

The Dealer Agreements provide the terms under which Citigroup, Merrill Lynch and Morgan Stanley (collectively the “Dealers”) will either purchase from the Company, or arrange for the sale by the Company, of unsecured commercial paper notes (the “Notes”) pursuant to an exemption from federal and state securities laws.  The Dealer agreements contain customary representations, warranties, covenants and indemnification provisions.  A copy of the Dealer Agreement with Citigroup is attached to this report as Exhibit 10.1 and is incorporated by reference herein.  The Company is filing only one of the Dealer Agreements as the other agreements are substantially identical in all material respects, except as to the parties thereto and the notice provisions.  The description of the Dealer Agreements and the commercial paper program contained herein is qualified in its entirety by reference to Exhibit 10.1.

Under the commercial paper program the Company may issue Notes from time to time up to an aggregate principal amount outstanding at any given time of $500 million.  The maturities of the Notes will vary, but may not exceed 397 days.  The Notes will be sold under customary terms in the commercial paper market and will be issued at a discount to par, or alternatively, will be sold at par and will bear varying interest rates based on a fixed or floating rate basis.  The interest rates will vary based on market conditions and the ratings assigned to the Notes by credit rating agencies at the time of issuance.  The Paying Agent Agreement sets forth the terms under which Citibank will act as issuing and paying agent for the Notes.

The proceeds from the sale of the Notes will be used for general corporate and working capital purposes, which may include, but are not limited to, repayment of indebtedness, capital expenditures, acquisitions and repurchases of shares of the Company’s common stock.

The Dealers and certain of their respective affiliates have performed, and in the future may perform, various commercial banking, investment banking and other financial advisory services for the Company, for which they have received, and will receive, customary fees and expenses.

Item 1.02

Termination of a Material Definitive Agreement.

Effective on January 28, 2011 the Company, Hasbro Receivables Funding, LLC, CAFCO, LLC and Starbird Funding Corporation (as “Investors”), Citicorp North America, Inc. and BNP Paribas, acting through its New York branch (as “Investor Agents”), Citibank, N.A. and BNP Paribas, acting through its New York branch (as “Banks”), and Citicorp North America, Inc., as Program Agent, terminated the Receivables Purchase Agreement (the

“Receivables Purchase Agreement”), dated December 10, 2003, as amended, previously entered by the parties.  Termination of the Receivables Purchase Agreement terminates the Company’s receivable securitization facility.  The Receivable Purchase Agreement was due for its annual renewal on January 28, 2011.  The Company has decided not to renew the facility as in lieu of the receivable securitization facility, in the future the Company plans to use its commercial paper program and revolving credit facility to fund it working capital needs.

Parties to the Receivables Purchase Agreement and certain of their respective affiliates have performed, and in the future may perform, various commercial banking, investment banking and other financial advisory services for the Company, for which they have received, and will receive, customary fees and expenses.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent the Company issues any Notes in the future which have a maturity of greater than one year and which are issued other than in the ordinary course of the Company’s business, the information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits

10.1

Commercial Paper Dealer Agreement, dated January 25, 2011, between Hasbro, Inc. and Citigroup Global Markets Inc.

10.2

Commercial Paper Issuing and Paying Agent Agreement, dated January 25, 2011, between Hasbro, Inc. and Citibank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: January 28, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commercial Paper Dealer Agreement, dated January 25, 2011, between Hasbro, Inc. and Citigroup Global Markets Inc.
10.2	Commercial Paper Issuing and Paying Agent Agreement, dated January 25, 2011, between Hasbro, Inc. and Citibank, N.A.